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                                                                    EXHIBIT 10.2


                           AMENDMENT TO ADMINISTRATIVE
                               SERVICES AGREEMENT


         This Amendment ("Amendment") to the Administrative Services Agreement (the "Agreement") dated as of December 1, 1995 between Community Choice Michigan (the "Plan") and Lifemark Corporation, formerly known as Managed Care Solutions, Inc. ("Lifemark," which name shall replace "MCS" throughout the Agreement as amended by this Amendment), is entered into this _30th_day of __June_, 2000.

         By this Amendment the parties agree to amend the terms and conditions of the Agreement as set forth below. All provisions of the Agreement not so amended shall remain in effect.

1.   Paragraph I.I. The following paragraphs shall be added to Section I:

     I. Other Programs. "Other Programs" shall mean other contractual relationships with governmental agencies or private entities in which the Plan provides for or arranges for the provision of health care services in a managed care setting, each of which is described in an amendment to the Agreement.

     J. Clean Claim. "Clean Claim" shall mean a claim that contains all data fields required by the Plan and Lifemark or as otherwise required by the State for adjudication of a claim. The required data fields must be complete and accurate and include Plan-published requirements for adjudication.

2.   Paragraph II.D.4. The following shall be added to the end of the paragraph:

     Lifemark is hereby authorized to manage Plan cash on Plan's behalf in accordance with State regulations through banks or investment firms that have been expressly recommended by the Plan's Finance department and approved by the Plan's board of directors and in accordance with investment guidelines as approved by the Plan's board.

3. Paragraph II.D.6. The following shall be inserted after the first sentence of the paragraph:

Lifemark may fulfill such responsibility through a subcontractor and will notify CCM prior to engaging in a sub-contracted arrangement. Under a sub-contracted arrangement, portions of recoveries may be deducted from the Plan's medical fund if a recovery sharing contract has been established. CCM will have the right to approve any such contract that is considered a recovery sharing agreement.

4.   Paragraph II.D.7. The following shall be added to the end of the paragraph:


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         Lifemark shall assign the number of its employees to provide the services set forth in this paragraph in accordance with its customary staffing levels for Medicaid acute care plans, currently at an average of 1 case manager per 10,000 Plan members. If, at the Plan request, Lifemark provides more than a customary number of employees to provide an increased level of case management services, the Plan or the relevant risk pools shall bear the entire cost of the additional employees; provided however, if Lifemark is participating in the risk of medical loss with the Plan, then Lifemark shall bear the same percentage of the cost of such employees as the percentage of risk of loss that it bears.

5. Paragraph II.D.13. The following shall be added to the end of the paragraph:

     The Plan acknowledges that administrative fee it has been paying to Lifemark includes payment for the information system in its current form and known as Managed Care One. If the Plan desires the installation, support and use of other Lifemark or non-Lifemark third party software, the Plan shall pay additional fees as set forth in an amendment to this Agreement.

6. Paragraph II.D.18. The words "separate" and "and Provider" shall be removed from this sentence, and the words "and shall report regularly to the Plan's board of directors concerning grievance matters." shall be added to the end of the sentence. The sentence "Lifemark will also establish a provider complaint tracking system and report out of the ordinary provider issues to the board as necessary", will be added to the end of this paragraph.

7.   Paragraph II.D.19. Add the following to the end of the paragraph:

     Lifemark shall report the results of the satisfaction surveys to the Plan's board of directors.

8.   Paragraph III.A. Add the following to the end of the first paragraph:

     The Administrative Fee is set forth on Exhibit A hereto.

     8.1 Subpart b of Paragraph III.A is deleted and changed to the following:

          All legal services of the Plan except for those legal services related to provider contract documents.

     8.2 Subpart e of Paragraph III.A is amended by adding the following at the end of the phrase:

     ...and other expenses related to board activities, including but not limited to, board member training or seminar expense, association dues, planning expenses, and consulting fees.


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     8.3 Subpart h of Paragraph III.A is amended by adding the following at the end of the phrase:

     ..., including but not limited to, direct marketing services and the costs associated with employees or contractors engaged to conduct or support marketing activities of the Plan; provided however, that the expense of Lifemark's supervision of the Plan's marketing activities shall remain the sole and separate expense of Lifemark.

     8.4 The following shall be added to Paragraph III.A:

     k. Expense associated with obtaining and maintaining accreditation with a national healthcare accrediting association, including but not limited to, the expense of consultants, attorneys, annual dues, and fees; provided however, that Lifemark shall bear the expense of its existing employees who assist the Plan in the accreditation process.; Should there be a need to hire or subcontract additional staff for the sole purpose of acquiring additional accreditation not presently in place, those expenses would become the responsibility of the Plan.

     8.5 The following shall be added to Paragraph III.A.:

     l. Other expenses agreed to by both parties in writing.

9. Paragraph III.B. This paragraph is deleted in its entirety and shall be replaced with the following:

     Lifemark shall no longer be obligated to lend funds to the Plan.

10. Paragraph V.A. The first sentence of the this paragraph is amended by deleting the words "...through the first five years of the Program" and replacing them with the words "...until July 31, 2005." The third sentence of this paragraph is deleted in its entirety and a new sentence will be added, as follows..."This agreement shall automatically renew thereafter annually unless either party gives a 180 day written notice prior to the end of a contract period." A one year transition period will begin at the time of the termination notice. If it is necessary for Lifemark to provide administrative services after the contract period, Lifemark will bill the Plan at a rate of "Cost" plus [ ]* for the remainder of the transition period.


COMMUNITY CHOICE MICHIGAN              LIFEMARK CORPORATION

/s/ Catherine Lamb                     /s/ Rick Jelinek
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Catherine Lamb, President              Rick Jelinek, Executive Vice President


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Date                                   Date


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                        *Confidential Treatment Requested